Exhibit 99.1

Allena Pharmaceuticals Provides Clinical and Corporate Update

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ALLN-346, an orally administered enzyme in development for the treatment of hyperuricemia and gout, demonstrates a statistically significant reduction in serum uric acid and a well-tolerated safety profile in first cohort of patients with hyperuricemia and chronic kidney disease in the Phase 2a Study 201

•	Allena to host webinar to discuss the initial Study 201 data with Key Opinion Leaders Robert Terkeltaub, M.D. and David S. Goldfarb, M.D. today at 8:00 am ET; log-in information below

•	ALLN-346 Phase 2a Study 202 is actively enrolling patients with gout and stages 2 and 3 chronic kidney disease in parallel cohorts; data from both cohorts expected in Q1 2022

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Company currently evaluating potential modifications to the pivotal URIROX-2 Phase 3 trial of Reloxaliase in Enteric Hyperoxaluria in an effort to reduce the size and duration of the trial and plans to discuss such modifications with the FDA during Q1 2022

•	Company retains Stifel, Nicolaus & Company, Incorporated to assist in exploring strategic and financing alternatives

NEWTON, Mass., January 4, 2022 – Allena Pharmaceuticals, Inc. (NASDAQ: ALNA) (“Allena” or the “Company”), a late-stage biopharmaceutical company deploying its novel oral biologic platform to discover, develop and commercialize first-in-class, oral enzyme therapeutics for difficult-to-treat metabolic diseases, today provided a clinical and corporate update.

ALLN-346 Program

ALLN-346 is a first-in-class, non-absorbed, orally administered enzyme in development for the treatment of hyperuricemia and gout in the setting of advanced chronic kidney disease (CKD). In November, ALLN-346 received Fast Track Designation from the U.S. Food and Drug Administration (FDA). The Company is conducting two Phase 2a trials of ALLN-346: Study 201, a one-week inpatient study being conducted at a clinical pharmacology unit, and Study 202, a two-week outpatient study being conducted at 20 sites across the U.S.

In Study 201, patients with hyperuricemia are being randomized (2:1) to receive either five capsules of ALLN-346 or matching placebo three times daily for one week. Planned enrollment in the trial consists of two cohorts, each with approximately 12 patients. Of the 11 patients in the first cohort, seven received ALLN-346 and four received placebo. The majority of these patients had Stage 2 CKD, including five of the seven subjects treated with ALLN-346. The second cohort is currently being enrolled with topline data expected in Q1 2022.

Data from the first cohort demonstrated a statistically significant reduction in serum uric acid (sUA) from baseline (p<0.05) in patients treated with ALLN-346 compared to placebo. Consistent with the known pathophysiologic adaptation of increased intestinal elimination of uric acid in patients with impaired kidney function and the GI-based mechanism of action of ALLN-346, there was a strong correlation between the effect of ALLN-346 on sUA reduction and the level of kidney function (correlation coefficient r=0.95; p=0.003). The positive data announced today support proof of pharmacology for the gastrointestinal (GI) mechanism of action of ALLN-346. In the first cohort, ALLN-346 was well-tolerated with no serious adverse events.

The topline data on sUA from patients in the first cohort during the one-week treatment period are shown graphically below:

Figure 1.

Figure 2.

The second Phase 2a trial of ALLN-346, Study 202, is a two-week, outpatient study designed to enroll hyperuricemic patients with gout and CKD. Patients are being randomized (2:1) to receive either five capsules of ALLN-346 or a matching placebo three times daily, with enrollment of up to four planned cohorts, each consisting of approximately 12 patients. Cohort A is currently enrolling patients with an estimated glomerular filtration rate (eGFR) of 60-89 mL/minute (considered to have Stage 2, or mild CKD), and cohort B is currently enrolling patients with an eGFR of 30-59 mL/minute (considered to have Stage 3, or moderate CKD). Topline safety and efficacy data from each of these two cohorts of Study 202 is expected to be available in the first quarter of 2022. Subject to a planned protocol amendment and securing adequate additional financing in Q1 2022, Allena currently expects to open two additional cohorts during Q2 2022, consisting of patients with Stage 4 or advanced CKD (Cohort C) and an allopurinol combination therapy cohort in Stage 3 CKD patients (Cohort D).

Robert Terkeltaub, M.D., Professor of Medicine, Division of Rheumatology, Allergy and Immunology, UC San Diego stated, “In CKD patients, gout treatment regimens are extremely challenging based on tolerability limitations, dosing restrictions, contraindications, and drug-drug interactions. Because ALLN-346 works via a novel mechanism tailored to take advantage of the gut-kidney axis for uric acid elimination, it offers the potential for a favorable safety profile that could prove valuable in adding to our pharmacologic toolkit for managing the complex patients we see with gout and comorbid moderate to severe CKD. I am encouraged by the proof of pharmacology concept studies in Stage 2 CKD patients to date. I look forward to reviewing additional data as future clinical trial results emerge.”

David S. Goldfarb, M.D., Professor of Medicine and Physiology and Clinical Chief of Nephrology at NYU Langone Medical Center, added, “Hyperuricemia and the resulting clinical manifestations of gout represent a progressive and challenging metabolic derangement for CKD patients, especially as kidney function decreases. ALLN-346 acts by a novel gut-restricted mechanism, which is conceptually similar to currently available agents used to treat excesses of phosphorus and potassium via the GI tract in CKD patients. I am encouraged by this initial data in hyperuricemic patients and look forward to seeing additional data from the Phase 2a program in patients with more advanced CKD, since these patients are especially susceptible to a higher risk of morbidity and complications associated with gout and worsening CKD.”

Webinar Today to Review ALLN-346 Study 201 Data with Key Opinion Leaders

Allena will be hosting a KOL webinar at 8:00 am ET today to review today’s ALLN-346 data announcement with Key Opinion Leaders, Robert Terkeltaub, M.D. of the University of California, San Diego and David S. Goldfarb, M.D. of NYU Langone Medical Center.

A listen-in only webcast of the conference call with corresponding slides can be accessed at this link and also via Allena’s website, within the Investors & News/Events & Presentations section. A replay of the webcast can also be accessed at this same link.

Reloxaliase Program Update

Reloxaliase is an investigational, first-in-class, non-absorbed, orally administered enzyme for the treatment of enteric hyperoxaluria (EH), a metabolic disorder characterized by high levels of urinary oxalate (UOx) that can lead to kidney stone disease and chronic kidney disease, and for which there are no currently approved therapies. The Company is currently studying reloxaliase in the pivotal Phase 3 URIROX-2 trial, a multicenter, global, randomized, double-blind, placebo-controlled study designed to evaluate the safety and efficacy of reloxaliase in approximately 200 patients with enteric hyperoxaluria over a minimum treatment period of two years. Previously reported results of the URIROX-1 study are expected to be published during the first half of 2022.

URIROX-2 is being conducted at 122 sites in 16 countries. Through year-end 2021, 78 subjects have been enrolled and will comprise the cohort for the first planned interim analysis, targeted for late Q1 2022. Since initiation of the trial in Q4 2018, approximately 530 patient-months of biochemical, clinical, radiographic, and safety data have been accumulated for reloxaliase and placebo-treated patients, which represents the most comprehensive data set from a randomized clinical trial of EH patients.

As a result of the ongoing pandemic, the Company’s cash constraints and other corporate considerations, the Company is currently evaluating potential modifications to the URIROX-2 trial design, including potentially reducing the sample size and/or shortening the patient treatment period. The Company plans to engage with the FDA during Q1 2022 to consider such potential modifications and the impact they may have, if any, upon the status of URIROX-2 as a Phase 3 registrational trial and the Company’s accelerated approval strategy.

Financial Update

As of December 31, 2021, the Company had approximately $30 million in cash and cash equivalents, and $10 million of outstanding convertible debt. The Company expects that its cash and cash equivalents will be sufficient to fund the Company’s current operational plan through the first quarter of 2022 provided that the Company is not required to repay any of its outstanding debt prior to the expiration of the interest-only period that extends through the third quarter of 2022.

In light of the positive initial Phase 2a results for the 201 trial and anticipated additional data from the ALLN-346 program, as well as the advanced stage of the reloxaliase program, the Company has initiated a process to explore a range of strategic and financing alternatives to maximize shareholder value and has engaged the investment bank Stifel, Nicolaus & Company, Incorporated (“Stifel”) to act as a strategic advisor for this process. Potential strategic alternatives that may be evaluated include partnerships for either or both of the Company’s development candidates, a sale of one or both of the development candidates, a sale or merger of the Company, or securing additional financing to enable further development of the Company’s programs. There can be no assurance that this strategic review process will result in the Company pursuing any transaction or that any transaction, if pursued, will be completed. The Company has not set a timetable for completion of this strategic review process, and the Company does not intend to comment further unless or until its Board of Directors has approved a definitive course of action, the review process is concluded, or it is determined other disclosure is appropriate.

Louis Brenner, M.D., President and Chief Executive Officer, stated, “The demonstration of a statistically significant reduction in serum uric acid in hyperuricemic patients is an important milestone for the ALLN-346 development program and for Allena. Importantly, the subset of patients with Stage 2 CKD in this study have thus far demonstrated the largest reductions in serum uric acid, suggesting the potential for increasing efficacy in later-stage CKD, given the increased utilization of the intestinal route of elimination as kidney function declines. This provides support for the biological hypothesis that ALLN-346 exerts its effect specifically and non-systemically via a GI mechanism. We are encouraged by this initial positive safety and efficacy data in hyperuricemic patients, which increases our conviction to pursue, if adequately financed, further clinical development in patients with gout and advanced CKD, a population for which ALLN-346 has received Fast Track Designation.”

Dr. Brenner continued, “We are very encouraged by the data we have generated in both our development stage programs, which have each shown statistically significant reductions in the clinical biomarkers of disease severity and have demonstrated attractive tolerability profiles based on GI-specific mechanisms of action and lack of systemic absorption. With positive initial data in the ALLN-346 Phase 2a program and reloxaliase’s status as the most advanced development candidate for EH patients, we believe that these two novel drug candidates, if successfully developed, have the potential to make a difference for patients. We look forward to working with Stifel as we explore various strategic and financing alternatives to maximize value for Allena’s shareholders.”

About the Phase 2a Program for ALLN-346

The Phase 2a program, comprised of a one-week inpatient trial (Study 201) and a two-week outpatient trial (Study 202), is designed to assess initial bioactivity data and additional safety data for ALLN-346, the second orally delivered, non-absorbed enzyme developed using Allena’s proprietary oral enzyme technology platform. For both studies, key bioactivity endpoints include measurements of serum urate and urine uric acid. Both studies are also assessing safety and tolerability in the hyperuricemia, gout and CKD patient populations.

About Reloxaliase

Reloxaliase is an investigational, first-in-class, non-absorbed, orally administered enzyme for the treatment of enteric hyperoxaluria, a metabolic disorder characterized by high levels of urinary oxalate (UOx), which can lead to kidney stone disease and chronic kidney disease. There are currently no approved therapies for this disorder, which affects approximately 250,000 patients in the United States. Reloxaliase exerts its effect by breaking down oxalate in the gastrointestinal (GI) tract, reducing the absorption of dietary oxalate. The Company previously completed the URIROX-1 trial, the first of two planned pivotal Phase 3 clinical trials of reloxaliase, which demonstrated a statistically significant reduction in UOx levels during weeks 1-4, the primary endpoint of the study. The Company is currently studying reloxaliase in the adaptive-design URIROX-2 trial, the second of two planned pivotal Phase 3 clinical trials in its URIROX program.

About URIROX-2

URIROX-2, the second study in the Company’s Phase 3 program for reloxaliase, is currently designed to enroll 200 patients with 24-hour UOx excretion greater than or equal to 50 mg/day and a history of kidney stone disease, and includes patients with both normal kidney function and CKD up to and including Stage 3 (eGFR > 30 mL/min). The primary efficacy endpoint is the percent change from baseline in 24-hour UOx excretion during weeks 1-4, the same primary endpoint as URIROX-1. Secondary endpoints include the percent change from baseline in 24-hour UOx excretion during weeks 16-24 and the proportion of subjects with a ≥ 20% reduction from baseline in 24-hour UOx excretion during weeks 1-4. The primary long-term efficacy endpoint to confirm clinical benefit is kidney stone disease progression, defined as a composite of either symptomatic kidney stones or finding of new or enlarged kidney stones using imaging, over a minimum treatment period of two years. As currently designed, URIROX-2 incorporates adaptive design elements that could, if necessary, allow for increasing the sample size and/or duration of treatment based upon the results of two interim analyses.

About Allena Pharmaceuticals

Allena Pharmaceuticals, Inc. is a late-stage biopharmaceutical company leveraging its novel oral biologic platform to discover, develop and commercialize first-in-class, oral enzyme therapeutics for difficult-to-treat metabolic diseases. Allena’s lead product candidate, reloxaliase, is currently being evaluated in a pivotal Phase 3 clinical program for the treatment of enteric hyperoxaluria, a metabolic disorder characterized by markedly elevated urinary oxalate levels and commonly associated with kidney stones, chronic kidney disease and other serious kidney disorders. Allena is also currently conducting two Phase 2a trials of ALLN-346, which has received Fast Track Designation from the FDA for the treatment of hyperuricemia and gout in the setting of advanced chronic kidney disease.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the future clinical, regulatory and commercial potential of reloxaliase and ALLN-346; statements regarding enrollment and the timing of the planned interim analysis in the URIROX-2 trial; statements regarding the impact of an earlier initial interim analysis on the size and duration of the URIROX-2 trial; statements regarding Allena’s strategy of engaging with FDA about modifications to the URIROX-2 trial design, including potentially reducing the sample size or shortening the patient treatment period and the impact of such modifications, if any, upon the status of URIROX-2 as a Phase 3 registrational study and our pursuit of an accelerated approval regulatory pathway, which strategy is predicated on the FDA’s agreement with our predictive model supporting a relationship between UOx levels and kidney stone formation rate; statements regarding Allena’s development of ALLN-346 including the timing of planned clinical trials and the announcement of topline data for these trials; statements regarding Allena’s financial position and need for capital; and statements regarding our engagement of Stifel and our plans to explore and evaluate strategic and financing alternatives. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Of note, the failure to obtain sufficient additional funds on commercially acceptable terms to fund our operations will have a material adverse effect on our business, results of operations and financial condition and jeopardize our ability to continue operations. We may need to implement additional cost reduction strategies, which may include amending, delaying, limiting, reducing, or terminating one or more of our ongoing or planned clinical trials or development programs of our product candidates, and we may need to seek an in-court or out-of-court restructuring of our liabilities. In the event of such future liquidation or bankruptcy proceeding, holders of our common stock and other securities will likely suffer a total loss of their investment. Additional risks and uncertainties include, but are not limited to: market and other conditions, the timing for completion of Allena’s clinical trials of its product candidates, risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Allena’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from other companies developing products for similar uses; risks associated with Allena’s financial condition and its need to obtain additional funding to support its business activities, including the future clinical development of reloxaliase and its ability to continue as a going concern; risks associated with Allena’s dependence on third parties; and risks related to the COVID-19 coronavirus; risks associated with Allena’s ability to identify and consummate financing and strategic alternatives that yield additional value for shareholders; the timing, benefits and outcome of the Company’s strategic alternatives review process, including the determination of whether or not to pursue or consummate any strategic alternative, the structure, terms and specific risks and uncertainties associated with any potential strategic transaction, potential disruptions in Allena’s business and stock price as a result of its exploration, review and pursuit of strategic alternatives or the public announcement thereof and any decision or transaction resulting from such review. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Allena’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Allena’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as well as discussions of potential risks, uncertainties and other important factors in Allena’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Allena undertakes no duty to update this information unless required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel: 617-430-7577

arr@lifesciadvisors.com